Exhibit 4.2
                                STORAGE USA, INC.

                               AMENDMENT NO. 3 TO
                             1993 OMNIBUS STOCK PLAN

         This Amendment No. 3, dated as of May 6, 1998, to the Storage USA, Inc. 1993 Omnibus Stock Plan recites and provides as follows:

         WHEREAS, the Board of Directors of Storage USA, Inc. (the "Company") previously adopted the Company's 1993 Omnibus Stock Plan (as amended through the date hereof, the "Plan"); and

         WHEREAS, the Board of Directors of the Company determined to further amend the Plan to increase the number of shares of Common Stock issuable thereunder from 2,000,000 to 4,000,000 ("Amendment No. 3"); and

         WHEREAS, the holders of a majority of the Company's outstanding shares of Common Stock approved Amendment No. 3 at the annual meeting of the shareholders held May 6, 1998, pursuant to paragraph 19 of the Plan.

         NOW, THEREFORE, the first sentence of paragraph 3 of the Plan is struck out and the following substituted therefor:

         The Company may grant awards under the Plan with respect to not more than a total of 4,000,000 shares of $.01 par value common stock of the Company (the "Shares") (subject, however, to adjustment as provided in paragraph 18, below).

         IN WITNESS WHEREOF, the Company has caused this Amendment No. 3 to be executed as of the date first above written.

                                  STORAGE USA, INC.



                                  By:  /s/ Christopher P. Marr
                                      -------------------------------
                                  Christopher P. Marr
                                  Chief Financial Officer